Exhibit 10.1

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of April 24, 2017 by and among Cobalt International Energy, Inc., a Delaware corporation (the “Company”), the Guarantors party hereto, and the holders, named in Schedule I hereto (the “Holders”), of the Company’s (i) 2.625% Convertible Senior Notes due 2019 (the “2019 Notes”), which were issued under that certain First Supplemental Indenture (the “2019 Notes Supplemental Indenture”), dated as of December 17, 2012, supplementing the Senior Indenture (the “Senior Indenture”), dated as of December 17, 2012, between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”) and (ii) 3.125% Convertible Senior Notes due 2024 (the “2024 Notes”), which were issued under that certain Second Supplemental Indenture (the “2024 Notes Supplemental Indenture”), dated as of May 13, 2014, supplementing the Senior Indenture.

RECITALS

WHEREAS, the Company has issued and outstanding (i) $625,603,000 aggregate principal amount of 2019 Notes pursuant to the 2019 Notes Supplemental Indenture and (ii) $1,144,136,000 aggregate principal amount of 2024 Notes pursuant to the 2024 Notes Supplemental Indenture;

WHEREAS, the Company and the Holders have reached an agreement for the exchange of (A) (i) $6,436,000 aggregate principal amount of 2019 Notes held by the Holders (or certain funds and/or accounts for which a Holder acts as investment advisor) (the “2019 Exchanged Notes”) and (ii) $296,309,000 aggregate principal amount of 2024 Notes held by the Holders (or certain funds and/or accounts for which a Holder acts as investment advisor) (the “2024 Exchanged Notes,” and together with the 2019 Exchanged Notes, the “Exchanged Notes”), for (B) $178,620,000 aggregate principal amount of new 7.75% Second Lien Senior Secured Notes due 2023 of the Company (the “Second Lien Notes”) in each case, in the amounts per each Holder as indicated on Schedule I hereto;

WHEREAS, the Company and Wilmington Trust, National Association, as trustee (the “Second Lien Trustee”) and as second lien collateral agent (the “Second Lien Collateral Agent”), previously entered into an indenture dated as of December 6, 2016, which governs the Company’s existing second lien notes and will govern the Company’s additional Second Lien Notes issued pursuant to this Agreement (as amended, modified and supplemented from time to time, the “Second Lien Notes Indenture”), and related collateral documents , including the related security agreements entered into on December 6, 2016 (the “Second Lien Collateral Documents”);

WHEREAS, Wilmington Trust, National Association, as first lien collateral agent named therein and the Second Lien Collateral Agent named therein, and the borrowers and obligors named therein entered into an intercreditor agreement dated as of December 6, 2016 (the “Intercreditor Agreement”); and

WHEREAS, the payment by the Company of all amounts due or in respect of the Second Lien Notes and the performance of the Company under the Second Lien Notes Indenture and the Second Lien Collateral Agreement are guaranteed (the “Guarantees”) by each of the subsidiaries of the Company set forth on Exhibit A attached hereto (the “Guarantors”).

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby, the Company and the Holders hereby agree as follows:

ARTICLE I

EXCHANGE OF NOTES

Section 1.1 Exchange of Exchanged Notes for Second Lien Notes. Subject to the terms and conditions set forth in this Agreement, each Holder hereby agrees, on its behalf and on behalf of certain funds and/or accounts for which such Holder acts as investment advisor, to exchange (the “Exchange”) at the Closing (as defined below) the principal amount of the Exchanged Notes held by such Holder (or certain funds and/or accounts for which such Holder acts as investment advisor), as set forth opposite such Holder’s name on Schedule I hereto, for the principal amount of Second Lien Notes as set forth opposite such Holder’s name on Schedule I hereto plus an amount in cash equal to the accrued and unpaid interest on the Exchanged Notes from the most recent payment date to the Closing, net of any required tax withholdings in respect of accrued interest, if any, to the extent of such Holder’s failure to provide appropriate forms showing that such Holder is not subject to withholding. Upon the surrender of the Exchanged Notes in exchange for the Second Lien Notes, all then outstanding principal amount of such Exchanged Notes, shall be deemed satisfied and such Exchanged Notes shall be cancelled, and all accrued but unpaid interest on the Exchanged Notes up to and including the Closing Date (as defined below) shall be deducted from the amounts each Holder shall pay towards the accrued but unpaid interest on the Second Lien Notes, as set forth opposite such Holder’s name on Schedule I hereto. Each Holder waives all rights to receive any future interest payments scheduled for its Exchanged Notes from and after the Closing. Following the Closing, the Exchanged Notes exchanged pursuant to this Agreement shall be delivered to the Trustee for cancellation and cease to accrue interest. The principal amount of the Second Lien Notes to be issued shall be rounded to the nearest $1,000.

Section 1.2 Withholding. The Company and Holders agree that the principal amount of Second Lien Notes deliverable by the Company pursuant to the Exchange and all amounts payable by the Company in cash pursuant to the Exchange shall be free and clear of any withholdings or deductions for taxes pursuant to Section 1445 of the Code, and the regulations thereunder. Each Holder agrees to severally indemnify and hold harmless the Company against any amounts imposed on the Company pursuant to Section 1445 of the Code, and the regulations thereunder, as a result of the Company’s failure to withhold and remit any such taxes in respect of such Holder’s Exchanged Notes.

ARTICLE II

CLOSING DATE; DELIVERY

Section 2.1 Closing. The closing of the Exchange described in Article I shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017 at 10:00 a.m., New York City time, on the date hereof or at such other place as shall be mutually agreed by the Company and the Holders (which time and place are designated as the “Closing” and which day is referred to herein as the “Closing Date”).

Section 2.2 Delivery for the Exchange. At the Closing, (a) the Company shall deliver to The Depository Trust Company (“DTC”) or its custodian one or more global certificates representing the Second Lien Notes being issued in the Exchange, and (b) each Holder shall effect by book entry, in accordance with the applicable procedures of DTC and the terms of the 2019 Notes Supplemental Indenture and the 2024 Notes Supplemental Indenture, as applicable, the delivery to the Company (or to its designee which may be the Second Lien Trustee for the benefit of the Company), the Exchanged Notes held by such Holder (or certain funds and/or accounts for which such Holder acts as investment advisor) as set forth opposite such Holder’s name on Schedule I and such Exchanged Notes shall be cancelled by the Trustee under the relevant indenture or the amount outstanding under global certificates representing the 2019 Notes and 2024 Notes, as applicable, shall be decreased by the respective amounts of Exchanged Notes delivered.

Section 2.3 Consummation of Closing. All acts, deliveries and confirmations comprising the Closing, regardless of chronological sequence, shall be deemed to occur contemporaneously and simultaneously upon the occurrence of the last act, delivery or confirmation of the Closing and none of such acts, deliveries or confirmations shall be effective unless and until the last of same shall have occurred.

Section 2.4 No Transfer of Exchanged Notes After the Closing; No Further Ownership Rights in the Exchanged Notes. Upon consummation of the Closing, all Exchanged Notes (or interests therein) exchanged pursuant to this Agreement shall cease to be transferable and there shall be no further registration of any transfer of any such Exchanged Notes or interests therein. From and after the Closing, the Holders shall cease to have any rights with respect to such Exchanged Notes, including any payments of accrued and unpaid interest, except as otherwise provided for herein or by applicable law. Upon consummation of the Closing the Exchanged Notes shall be deemed cancelled and no longer outstanding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE GUARANTORS

The Company and each of the Guarantors represents and warrants to each of the Holders as follows:

Section 3.1 Organization and Good Standing of the Company and its Subsidiaries. The Company is a corporation duly formed, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to own, lease and operate its properties, and to enter into this Agreement and perform its obligations hereunder. Each subsidiary of the Company has been duly formed and is validly existing and in good standing (or equivalent status to the extent applicable in the relevant jurisdiction) under the laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to enter into this Agreement and perform its obligations hereunder. The Company and each of its subsidiaries is duly qualified to do business and is in good standing in all jurisdictions wherein such qualification is necessary, except where failure so to qualify would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, properties, management, operations or prospects, financial condition, results of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

Section 3.2 Exchange Agreement and Other Transaction Documents. This Agreement, the Second Lien Notes Indenture, the Intercreditor Agreement, the Second Lien Collateral Documents, and the other agreements and instruments contemplated hereby and thereby (collectively, the “Transaction Documents”), copies of which have been previously provided to the Holders, have been duly and validly authorized by the Company and the Guarantors party thereto, and the Transaction Documents have been duly executed and delivered by the Company and the Guarantors and the Transaction Documents, assuming due authorization, execution and delivery by the other parties thereto, are valid and binding obligations of the Company and the Guarantors party thereto, enforceable in accordance with their respective terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, and except that the enforceability of any indemnification or contribution provisions thereof may be limited under applicable securities laws or the public policies underlying such laws.

Section 3.3 Second Lien Notes. The Second Lien Notes have been duly and validly authorized by the Company, and when the Second Lien Notes are executed by the Company and authenticated and delivered in exchange for the Exchanged Notes pursuant to this Agreement and the Second Lien Notes Indenture at the Closing, the Second Lien Notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally.

Section 3.4 Non-Contravention. The execution and delivery by the Company of this Agreement and the other Transaction Documents and each other agreement and transaction contemplated hereby or thereby to which the Holders are a party, do not and will not (i) result in any violation of any terms of the charter or certificate of formation or by-laws or limited liability company agreement, as applicable, of the Company or any of its subsidiaries; (ii) conflict with or result in a breach by the Company or any of its subsidiaries of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other material agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company, its subsidiaries or any of their respective properties or assets is bound or affected or (iii) violate or contravene any applicable law, rule or regulation or any applicable decree, judgment or order of any government or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision thereof (a “Governmental Body”) or court having jurisdiction over the Company or any of its or its subsidiaries’ properties or assets, except, in the case of (ii) and (iii), as would not, materially and adversely affect the ability of the Company or the Guarantors to perform its obligations under the Transaction Documents, or which are otherwise material in the context of the issuance or sale of the Second Lien Notes.

Section 3.5 Consents. No consent, approval, authorization, or order of, or filing with, any Governmental Body or any court is required for the consummation of the transactions contemplated by the Transaction Documents in connection with the issuance of the Second Lien Notes by the Company, except for (i) as have been obtained or (ii) as may be required under applicable state securities laws.

Section 3.6 Subsidiaries. The Company has good title to all outstanding capital stock or limited liability company interests of its subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity other than Liens granted under the Second Lien Collateral Documents and the First Lien Collateral Documents (as defined below) and other liens permitted under the Second Lien Notes Indenture and the First Lien Notes Indenture (as defined below, and all such capital stock is duly issued, fully paid and non-assessable, to the extent applicable. None of the outstanding shares of capital stock of any subsidiary were issued in violation of the preemptive or similar rights of any securityholder of such subsidiary.

Section 3.7 General Solicitation. None of the Company, its Affiliates, nor, to the knowledge of the Company, any person acting on their behalf (i) has, within the six-month period prior to the date hereof, offered or sold in the United States or to any U.S. person (as such terms are defined in Regulation S under the Securities Act of 1933, as amended (the “Securities Act”)) the Second Lien Notes, or any security of the same class or series as the Second Lien Notes or (ii) has offered or will offer or sell the Second Lien Notes in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act.

Section 3.8 DTC. The Second Lien Notes have been declared eligible for clearance and settlement through DTC and have been delivered to the custodian of DTC for distribution to the accounts of applicable DTC participants for each Holder.

Section 3.9 No Registration. Assuming the accuracy of, and compliance with, the representations and warranties of the Holders set forth in Article IV hereof, the offer and sale of the Second Lien Notes to the Holders in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act by reason of Section 4(a)(2) thereof; and it is not necessary to qualify the Second Lien Notes Indenture under the Trust Indenture Act of 1939, as amended.

Section 3.10 No Default. No Default or Event of Default (as such terms are defined in the Second Lien Notes Indenture) exists or would result from (i) the execution and delivery by the Company and its subsidiaries of this Agreement and the other Transaction Documents and each other agreement and transaction contemplated hereby or thereby or (ii) the grant or perfection of the Liens on the Collateral (as defined in the Second Lien Notes Indenture) in favor of the Second Lien Collateral Agent.

Section 3.11 Sufficient Capital. All indebtedness represented by the Second Lien Notes is being incurred for proper purposes and in good faith; at the Closing, after giving pro forma effect to the Exchange and other good faith assumptions of the Company, the Company and its subsidiaries, taken as a whole on a consolidated basis, will have sufficient capital for carrying on their business.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE HOLDERS

Each Holder represents and warrants, severally and not jointly, to the Company as follows:

Section 4.1 Organization and Standing of Holders. Each Holder is duly organized, validly existing and in good standing under the laws of its jurisdiction of its incorporation or formation and has all requisite power and authority to enter into this Agreement and perform its obligations hereunder.

Section 4.2 Exchange Agreement and Other Transaction Documents. This Agreement and each other agreement contemplated hereby to which each Holder is a party has been duly and validly authorized by such Holder. This Agreement has been duly executed and delivered by each Holder, and, assuming due authorization, execution and delivery by the other parties hereto,this Agreement is a valid and binding obligation of each Holder enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, and except that the enforceability of any indemnification or contribution provisions thereof may be limited under applicable securities laws or the public policies underlying such laws.

Section 4.3 Non-Contravention. The execution and delivery by each Holder of this Agreement and the other documents and transactions contemplated hereby and each other agreement contemplated hereby to which such Holder is a party, do not and will not (i) result in any violation of any terms of the charter documents of such Holder; (ii) conflict with or result in a breach by such Holder of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other material agreement or instrument to which such Holder is a party or by which such Holder or any of its properties or assets is bound or affected or (iii) violate or contravene any applicable law, rule or regulation or any applicable decree, judgment or order of any Governmental Body or court having jurisdiction over such Holder or any of its properties or assets, except, in the case of (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, properties, operations, financial condition or results of operations of such Holder and its subsidiaries, taken as a whole.

Section 4.4 Ownership. Each Holder is (i) the sole beneficial owner and/or the investment advisor, authorized representative or manager for the beneficial owners of the Exchanged Notes, the principal amount of which is set forth next to its name on Schedule I hereto, having the power to vote and dispose of such Exchanged Notes on behalf of such beneficial owners and (ii) entitled (for its own account or for the account of certain funds and/or accounts for which it acts as investment advisor) to all of the rights and economic benefits of such Exchanged Notes. There are no outstanding agreements, arrangements or understandings under which such Holder, its nominee or the beneficial owners of the Exchanged Notes for which such Holder acts as investment advisor may be obligated to transfer any of the Exchanged Notes, other than this Agreement. Each Holder has full power and authority to enter into this Agreement, make the representations and warranties set forth herein and transfer the Exchanged Notes in accordance with the terms hereof on behalf of the beneficial owners of the Exchanged Notes, the principal amount of which is set forth next to its name on Schedule I hereto.

Section 4.5 Transfers. Each Holder (and the beneficial owners of the Exchanged Notes for which such Holder acts as investment advisor) has made no prior assignment, sale, participation, grant, conveyance or other transfer of, and has not entered into any other agreement to assign, sell, participate, grant or otherwise transfer (except for liens or encumbrances in favor of a broker dealer over property in an account with such dealer generally in which an encumbrance is released upon transfer), in whole or in part, any portion of its right, title or interests in the Exchanged Notes it beneficially owns, subject to this Agreement, that is inconsistent with the representations and warranties made in Section 4.4 above or that would render such Holder (and the beneficial owners of the Exchanged Notes for which such Holder acts as investment advisor) otherwise unable to comply with its obligations under this Agreement.

Section 4.6 Liens. The Exchanged Notes held by each Holder (or the beneficial owners of the Exchanged Notes for which such Holder acts as investment advisor, as the case may be) are not subject to any lien, pledge, mortgage, security interest, charge, option or other encumbrance of adverse claim of any kind (a “Lien”), except for liens or encumbrances in favor of a broker dealer over property in an account with such dealer generally in which an encumbrance is released upon transfer. The execution and delivery of, and the performance by each Holder of its obligations under, this Agreement, will not result in the creation of any Lien upon the Exchanged Notes held by such Holder (or the beneficial owners of the Exchanged Notes for which such Holder acts as investment advisor, as the case may be). Upon the consummation of the Exchange, the Company will acquire the Exchanged Notes to be exchanged by each Holder (or the beneficial owners of the Exchanged Notes for which such Holder acts as investment advisor, as the case may be) free and clear of any Lien.

Section 4.7 No Illegal Transactions. Each of the Holders has not, directly or indirectly, and no person acting on behalf of or pursuant to any understanding with it has, disclosed to a third party any information regarding the Exchange or engaged in any transactions in the securities of the Company (including, without limitation, any Short Sales (as defined below) involving any of the Company’s securities) since the time that such Holder became restricted from trading in the Company’s securities. Each of the Holders covenants that neither it nor any person acting on its behalf or pursuant to any understanding with it will disclose to a third party any information regarding the Exchange or engage, directly or indirectly, in any transactions in the securities of the Company (including Short Sales) prior to the time the transactions contemplated by this Agreement are publicly disclosed by the Company. “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO promulgated under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, derivatives and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker-dealers or foreign regulated brokers. Solely for purposes of this Section 4.7, subject to each Holder’s compliance with its obligations under the U.S. federal securities laws and such Holder’s internal policies, (i) “Holder” shall not be deemed to include any employees, subsidiaries, desks, groups or Affiliates of each Holder that are effectively walled off by appropriate “Fire Wall” information barriers approved by such Holder’s respective legal or compliance department (and thus such walled off parties have not been privy to any information concerning the Exchange), and (ii) the foregoing representations and covenants of this Section 4.7 shall not apply to any transaction by or on behalf of an account, desk or group that was effected without the advice or participation of, or such account’s, desk’s or group’s receipt of information regarding the Exchange provided by such Holder.

Section 4.8 Investment Experience. Each Holder has such knowledge and experience in financial and business affairs that such Holder is capable of evaluating the merits and risks of an investment in the Second Lien Notes. Each Holder (and each beneficial owner of the Exchanged Notes for which such Holder acts as investment advisor) is an “accredited investor,” within the meaning of Rule 501 promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act, and a “qualified institutional buyer” as defined in Rule 144A under the Securities Act. Each Holder (and each beneficial owner of the Exchanged Notes for which such Holder acts as investment advisor) will acquire the Second Lien Notes for its own account (or for the account of certain funds and/or accounts for which such Holder acts as investment advisor), for investment, and not with a view to or for sale in connection with any distribution thereof in violation of the registration provisions of the Securities Act or the rules and regulations promulgated thereunder. Each Holder (and each beneficial owner of the Exchanged Notes for which such Holder acts as investment advisor) understands that the Second Lien Notes are being issued to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and each Holder’s compliance (and the compliance of each beneficial owner of the Exchanged Notes for which such Holder acts as investment advisor) with, the representations, warranties, agreements, acknowledgments and understandings of such Holder (on its own behalf and on behalf of each beneficial owner of the Exchanged Notes for which such Holder acts as investment advisor) set forth herein in order to determine the availability of such exemptions and the eligibility of such Holder (and each beneficial owner of the Exchanged Notes for which such Holder acts as investment advisor) to acquire the Second Lien Notes. Each Holder (and each beneficial owner of the Exchanged Notes for which such Holder acts as investment advisor) acknowledges that no representations, express or implied, are being made with respect to the Company, the Second Lien Notes, or otherwise, other than those expressly set forth herein. In making its decision to invest in the Second Lien Notes hereunder, such Holder has relied upon independent investigations made by such Holder and, to the extent believed by such Holder to be appropriate, such Holder’s representatives, including such Holder’s own professional, tax and other advisors. Each Holder and its representatives have been given the opportunity to ask questions of, and to receive answers from, the Company and its representatives concerning the terms and conditions of the investment in the Second Lien Notes. Each Holder has reviewed, or has had the opportunity to review, all information it deems necessary and appropriate for such Holder to evaluate the financial risks inherent in an investment in the Second Lien Notes and has had sufficient time to evaluate the Exchange. Each Holder (and each beneficial owner of the Exchanged Notes for which such Holder acts as investment advisor) understands that its investment in the Second Lien Notes involves a high degree of risk and that no Governmental Body has passed on or made any recommendation or endorsement of the Second Lien Notes.

Section 4.9 Company Information. Each Holder understands and acknowledges that (A) the Company has information that has not been publicly disclosed concerning the Company,

its subsidiaries and affiliates, including, but not limited to, the general business, plans and prospects of the Company, its subsidiaries and affiliates as well as possible future financings and other transactions or changes in the Company’s capital structure (the “Information”) and (B) such Information may be indicative of or affect the value of the Exchanged Notes or the Second Lien Notes. The Holder has not requested to be provided with the Information, has not received the Information, and acknowledges that the Information might be material to its decision to enter into the Exchange or otherwise materially adverse to its interests.

Section 4.10 Restricted Securities. Each Holder has been advised by the Company that (i) the offer and sale of the Second Lien Notes has not been registered under the Securities Act; (ii) the offer and sale of the Second Lien Notes is intended to be exempt from registration under the Securities Act pursuant to Section 4(a)(2) under the Securities Act; and (iii) there is currently no established market for the Second Lien Notes. Each Holder is familiar with Rule 144 promulgated by the Commission under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Each Holder (and each beneficial owner of the Exchanged Notes for which such Holder acts as investment advisor) will only sell or otherwise transfer the Second Lien Notes in accordance with the Second Lien Notes Indenture. None of the Holders is an “affiliate” (as that term is defined in Rule 144(a)(1) under the Securities Act) of the Company or has been an “affiliate” of the Company during the preceding three (3) months of the date hereof.

ARTICLE V

CLOSING DELIVERABLES OF THE COMPANY

In addition to those items described in Section 2.3, the obligation of each Holder to exchange the Exchanged Notes for the Second Lien Notes is conditioned upon the delivery of the following (any or all of which may be waived by such Holder in its sole discretion):

(a) a certificate of the Company and each Guarantor dated as of the Closing Date and executed by an officer of such obligor, which shall (A) certify that attached thereto is a true and complete copy of the resolutions, written consents or extracts of minutes of a meeting, as applicable, of the its board of directors, board of managers, shareholders, members or other governing body (as the case may be and in each case, to the extent required) authorizing the execution, delivery and performance of the Transaction Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers or authorized signatories of such obligor that is authorized to sign the Transaction Documents to which it is a party on the Closing Date, as applicable and (C) certify (I) that attached thereto is a true and complete copy of the certificate or articles of incorporation or organization (or memorandum of association, articles of association or other equivalent thereof) of such obligor on the Closing Date (in the case of any U.S. obligor, certified by the relevant authority of the jurisdiction of organization of such obligor) and a true and correct copy of its by-laws or operating, management, partnership or similar agreement (to the extent applicable) and (II) that such documents or agreements have not been amended (except as otherwise attached to such certificate and certified therein as being the only amendments thereto as of such date);

(b) a good standing certificate (or other equivalent) for the Company and each Guarantor dated as of a recent date for the Company and each such Guarantor from its jurisdiction of organization; and

(c) a legal opinion of Davis Polk & Wardwell LLP, counsel for the Company, in the form of Exhibit B hereto.

ARTICLE VI

CLOSING DELIVERABLES OF THE HOLDERS

In addition to those items described in Section 2.3, the obligation of the Company to exchange the Exchanged Notes for the Second Lien Notes is conditioned upon the delivery of each Holder’s payment for the amount of accrued but unpaid interest on the Second Lien Notes in the amount as set forth opposite such Holder’s name on Schedule I (which may be waived by the Company in its sole discretion).

ARTICLE VII

CERTAIN COVENANTS AND AGREEMENTS OF THE PARTIES

Section 7.1 Further Actions by Holder. Each Holder shall, at the written request of the Company, at any time and from time to time following the Closing, execute and deliver to the Company all such further instruments and take all such further action as may be reasonably necessary or appropriate in order to confirm or carry out its obligations under this Agreement.

Section 7.2 Further Action by the Company. The Company shall, at the written request of any Holder, at any time and from time to time following the Closing execute and deliver to such Holder all such further instruments and take all such further action as may be reasonably necessary or appropriate in order to confirm or carry out its obligations under this Agreement.

Section 7.3 Best Efforts. The Company and the Holders shall use their respective best efforts (subject to standards of commercial reasonableness) to consummate the transactions contemplated to be performed by it under this Agreement.

Section 7.4 Tax Treatment. The parties intend that the exchange of the Exchanged Notes for the Second Lien Notes be treated as a reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended, and the parties shall file all applicable tax returns in a manner consistent with such tax treatment, unless otherwise required by applicable law.

Section 7.5 Publicity. The Company will provide the Holders with a copy of the Current Report on Form 8-K that it intends to file with the Commission relating to the Exchange at least one business day prior to filing such Current Report on Form 8-K with the Commission.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing by any party if the transactions contemplated by this Agreement are not consummated in accordance with their terms within 15 days after the date hereof; provided, however, that a party hereto shall not have the right to terminate this Agreement if the failure to consummate the transactions contemplated by this Agreement shall be primarily attributable to such party’s failure to satisfy its obligations hereunder; provided further that the provisions of Sections 7.5 and 9.1 shall survive any such termination of this Agreement.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnification.

(a) The Company and the Guarantors jointly and severally agree to indemnify and hold harmless each Holder and its affiliates, and in each case, their respective officers, directors, employees, controlling persons (within the meaning of the Securities Act or the Exchange Act) and agents (each, an “Indemnified Holder”), against any loss, claim, damage, liability or out-of-pocket expense (including reasonable attorneys’ fees), as incurred, if any (collectively, “Losses”), arising out of or relating to this Agreement and the transactions contemplated hereby, other than Losses relating to (i) taxes, (ii) to the extent finally determined by a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Holder, from a willful and material breach by a Holder of its obligations under this Agreement or from a claim solely among the Indemnified Holders or (iii) a claim brought by or on behalf of another holder of 2019 Notes or 2024 Notes to the extent arising from actions taken by any Indemnified Holder prior to the date of this Agreement that has not been disclosed to the Company prior to the date hereof.

(b) Promptly after receipt by an Indemnified Holder under this Section 9.1 of notice of the commencement of any action, such Indemnified Holder will, if a claim in respect thereof is to be made against the Company under this Section 9.1, notify the Company in writing of the commencement thereof, but the failure to notify the Company will not relieve it from liability under paragraph (a) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the Company of substantial rights and defenses. In case any such action is brought against any Indemnified Holder and such Indemnified Holder seeks or intends to seek indemnity from the Company, the Company will be entitled to participate in, and, to the extent that it shall elect, by written notice delivered to the Indemnified Holder promptly after receiving the aforesaid notice from such Indemnified Holder, to assume the defense thereof; provided, however, if the defendants in any such action include both the Indemnified Holder and the Company and the Company or the Indemnified Holder shall have reasonably concluded that a conflict may arise between the positions of the Company and the Indemnified Holder in conducting the defense of any such action or that there may be legal defenses available to them and/or other Indemnified Holders that are different from or additional to those available to the Company, the Indemnified Holder or Holders shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Holder or Holders. Upon receipt of notice from the Company to such Indemnified Holder of the Company’s election so to assume the defense of such action and approval by the Indemnified Holder of counsel, the Company will not be liable to such

Indemnified Holder for any legal or other expenses subsequently incurred by such Indemnified Holder in connection with the defense thereof unless (i) the Indemnified Holder shall have employed separate counsel in accordance with the proviso to the preceding sentence (it being understood, however, that in connection with any such action the Company shall not be liable for the expenses of more than one separate counsel (in addition to any local counsel) representing the Indemnified Holders who are parties to such action) or (ii) the Company shall not have employed counsel reasonably satisfactory to the Indemnified Holder to represent the Indemnified Holder within a reasonable time after notice of commencement of the action.

(c) The Company shall not be liable for any settlement of any proceeding effected without its written consent, which shall not be withheld unreasonably, but if settled with such consent or if there is a final judgment for the plaintiff, the Company agrees to indemnify the Indemnified Holder against any Loss by reason of such settlement or judgment. The Company shall not, without the prior written consent of the Indemnified Holder, effect any settlement in any pending or threatened action, suit or proceeding in respect of which any Indemnified Holder is or could have been a party and indemnity was or could have been sought hereunder by such Indemnified Holder, unless such settlement, compromise or consent (x) includes an unconditional release of such Indemnified Holder from all liability on claims that are the subject matter of such action, suit or proceeding and (y) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Holder.

(d) If the indemnification provided for in this Section 9.1 is for any reason unavailable to or otherwise insufficient to hold harmless the Indemnified Holder in respect of any Loss referred to therein, then the Company shall contribute to the aggregate amount paid or payable by such Indemnified Holder, as incurred, as a result of any Loss referred to therein:

(i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Holders, on the other hand, pursuant to this Agreement, or

(ii) if the allocation provided by Section 9.1(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in Section 9.1(d)(i) above but also the relative fault of the Company, on the one hand, and the Holders, on the other hand, as well as any other relevant equitable considerations.

The Company and each of the Holders agree that it would not be just and equitable if contribution pursuant to this Section 9.1(d) were determined by pro rata allocation (even if the Holders were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 9.1. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Holders’ obligations to contribute as provided in this Section 9.1(d) are several and not joint.

(e) The provisions of this Section 9.1 will survive the Closing.

ARTICLE X

MISCELLANEOUS

Section 10.1 Survival of Representations. The representations, warranties, covenants and agreements of the Company and each of the Holders contained in this Agreement or in any certificate furnished hereunder shall survive the Closing.

Section 10.2 Prior Agreements. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes any prior representations, understandings or agreements. There are no representations, warranties, agreements, conditions or covenants, of any nature whatsoever (whether express or implied, written or oral) between the parties hereto with respect to such subject matter except as expressly set forth herein.

Section 10.3 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision or the validity and enforceability of this Agreement in any other jurisdiction.

Section 10.4 Governing Law; Jurisdiction. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of New York, without reference to its choice of law rules. All actions or proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court of the United States of America sitting in the City of New York, Borough of Manhattan; provided, however, that if such federal court does not have jurisdiction over such action or proceeding, such action or proceeding shall be heard and determined exclusively in any state court sitting in the City of New York, Borough of Manhattan. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in City of New York, Borough of Manhattan, for the purpose of any action or proceeding arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the action or proceeding is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

Section 10.5 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.6 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of, or affect the interpretation of, this Agreement.

Section 10.7 Certain Definitions. Capitalized terms in this Agreement shall have the meanings specified below, or as specified elsewhere in this Agreement, for all purposes hereof. The following terms, as used in this Agreement, shall have the meanings as set forth below:

(a) “Affiliate” means, with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such specified person.

(b) “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

(c) “First Lien Collateral Documents” means those certain collateral documents related to the First Lien Indenture.

(d) “First Lien Indenture” means the Indenture, dated December 6, 2016 among the Company, the Guarantors and Wilmington Trust, National Association, as trustee and collateral agent, governing the 10.75% First Lien Senior Secured Notes due 2021 of the Company.

Section 10.8 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart. A facsimile transmission of this Agreement bearing a signature on behalf of a party hereto shall be legal and binding on such party.

Section 10.9 Assignment; Binding Effect. Each Holder shall not convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the Company, and the Company shall not convey, assign or otherwise transfer any of its rights and obligations under this Agreement without the express written consent of each Holder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 10.10 Waiver; Remedies. No delay on the part of any Holder or the Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Holder or the Company of any right, power or privilege under this Agreement operate as a waiver of any other right, power or privilege of such party under this Agreement, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement.

Section 10.11 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this agreement or to enforce specifically the performance of the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Amendment. This Agreement may be modified or amended only by written agreement of each of the parties to this Agreement.

Section 10.13 Notice. Any notice or communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or by electronic transmission or by registered or certified first-class mail or courier service, to the following addresses, or such other addresses as may be furnished hereafter by notice in writing, as follows if to the Company:

Cobalt International Energy, Inc.

Cobalt Center

920 Memorial City Way, Suite 100

Houston, Texas 77024

Attention: General Counsel

Email: jeff.starzec@cobaltintl.com

With a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, N.Y. 10017

Attention: Byron B. Rooney

Facsimile: (212) 701-5658

Email: byron.rooney@davispolk.com

if to the Holders:

[Holder Address]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed by their respective duly authorized officers, as of the date first above written.

COBALT INTERNATIONAL ENERGY, INC.

By:	/s/ David D. Powell
Name:	David D. Powell
Title:	Chief Financial Officer

COBALT INTERNATIONAL ENERGY GP, LLC

By:	/s/ David D. Powell
Name:	David D. Powell
Title:	Chief Financial Officer

COBALT INTERNATIONAL ENERGY, L.P.
By:	Cobalt International Energy GP, LLC, its general partner

By:	/s/ David D. Powell
Name:	David D. Powell
Title:	Chief Financial Officer

COBALT GOM LLC

By:	/s/ David D. Powell
Name:	David D. Powell
Title:	Chief Financial Officer

COBALT GOM #1 LLC

By:	/s/ David D. Powell
Name:	David D. Powell
Title:	Chief Financial Officer

COBALT GOM #2 LLC

By:	/s/ David D. Powell
Name:	David D. Powell
Title:	Chief Financial Officer

Signature Page to Exchange Agreement

Date: April 24, 2017

NAME OF HOLDER

	By:	/s/ Holder Representative
Name:
	Title:	Authorized Signatory

Signature Page to Exchange Agreement

Schedule I

Exhibit A

List of Guarantors

1.	Cobalt International Energy GP, LLC

2.	Cobalt International Energy, L.P.

3.	Cobalt GOM LLC

4.	Cobalt GOM #1 LLC

5.	Cobalt GOM #2 LLC

Exhibit B

Form of DPW Legal Opinion